Financial contact: Alan Shuler, Chief Financial Officer, Datakey, 952-808-2349, or alan.shuler@datakey.com

Industry contact: Colleen Kulhanek, Datakey, 952-808-2361, or marketing@datakey.com

Datakey Announces 2003 Third Quarter Results
Revenue Increased 23% Over Second Quarter
Loss Improved 7% Compared to 2002 Third Quarter

Minneapolis, October 30, 2003 — Datakey, Inc. (Nasdaq: DKEY), a leading developer of information security software products that simplify and secure access to corporate information, today reported results for the third quarter ended September 30, 2003. Revenue for the third quarter was $1,268,000, an increase of 23 percent from the second quarter and down 9 percent from $1,388,000 for the same period last year. The third quarter loss from continuing operations was $670,000, or $.07 per share, compared to a loss of $723,000, or $.07 per share, in the year-earlier period.

Revenue for the nine-month period ended September 30, 2003 was $3,095,000 compared to $5,750,000 for the same period last year. Net loss from continuing operations in the nine-month period ended September 30, 2003 was $3,091,000, or $.31 per share, compared to a net loss from continuing operations of $1,907,000, or $.19 per share, in the year-earlier period.

“We continue to execute the plan outlined at the end of the first quarter and are beginning to see the results of those efforts with the second consecutive quarterly revenue increase, a reduction in our loss during the quarter and shipments to 90 new customers,” said Tim Russell, President and CEO of Datakey. “With the addition of new financing announced earlier this week, we believe we now have the capital required to execute our Datakey Axis sales and marketing plans.”

Highlights of the Quarter Include:

New Financing
Earlier this week we announced that we have obtained $3.12 million in new financing from a group of accredited investors including three of our largest existing shareholders. In two separate transactions, the Company received $1.12 million from the exercise of existing warrants and $2 million from a convertible debt financing. This is an important accomplishment as it provides the funding needed to successfully launch Datakey Axis and continue to execute our plan.

Datakey Axis Status
We are encouraged by the positive reception that our Datakey Axis product is receiving from customers and reseller partners. During the quarter we recruited and trained over 20 reseller partners to distribute Axis and we initiated several evaluation and pilot programs including pilots at a large US health care organization and multiple US Government agencies. We are focused on continued marketing and sales efforts and are developing our indirect sales channel, recently launched our Single Point Partner program and hosted our first European reseller conference.

New Customers
During the third quarter, Datakey obtained orders from several new customers including the US General Services Administration (GSA), a large Dutch bank and a large health care organization in the US. Additionally, several large customers continued their production deployments during the quarter including the US Patent and Trademark Office, Rabobank and the US Department of State. These continued deployments demonstrate the value of Datakey CIP (PKI) and Axis single sign-on products to discriminating customers and partners worldwide.

(More)

Guidance
Our principal objectives for the balance of 2003 are to broaden our sales and marketing efforts to establish Axis in the marketplace and grow the sales of our current PKI-focused products in selected markets. Due to the uncertainty of our customer’s PKI project implementation plans, PKI market growth, IT spending growth and speed of market introduction of the new Datakey Axis solution, we are not providing specific forward-looking revenue guidance at this time. We anticipate continued pressure on revenues through the balance of 2003 and we will not be profitable in the fourth quarter. Nevertheless we believe that execution of our current plan will positively impact future financial results.

Nasdaq Listing Status
As previously reported, the Company has been advised by Nasdaq that it was not in compliance with its minimum net equity and bid price listing requirements. The Company believes it will be able to satisfy the minimum bid price requirement and the Company is currently in compliance with the minimum net equity requirement, but will need significant additional equity to maintain compliance. Two broker-dealers have expressed an interest in raising the necessary capital for the Company to allow the Company to meet its net equity requirement. However, the Company has no assurance that Nasdaq will grant an extension to allow the Company to complete an equity offering, or, even if an extension is granted, that an offering could be successfully completed.

About Datakey Inc.
Datakey Inc. (www.datakey.com) focuses on delivering complete smart card-based solutions that simplify access throughout the enterprise. Our solutions significantly increase the convenience and security for users logging into company resources by consolidating all digital credentials — including passwords, digital certificates, VPN credentials and biometric data — onto one smart card and automating access through a single sign-on. Datakey’s fully integrated smart card-based single sign-on systems allow our customers to automatically enforce stronger access controls while at the same time eliminating the need for the user to remember and manage multiple complex passwords.

(More)

DATAKEY, INC.
CONDENSED STATEMENTS OF INCOME
(000’s except EPS)

	Three Months Ended		Nine Months Ended

	Sept. 30,	Sept. 28,	Sept. 30,	Sept. 28,
	2003	2002	2003	2002

Total Revenue	$1,268	$1,388	$3,095	$5,750
Cost of sales	602	559	1,775	2,885

Gross Profit	666	829	1,320	2,865
Operating expenses
Engineering, R&D and technical support	468	578	1,534	1,750
Sales and marketing	758	763	2,241	2,440
General and administrative	111	224	646	619

Total Expenses	1,337	1,565	4,421	4,809

Operating Loss	(671)	(736)	(3,101)	(1,944)
Interest Income	1	13	10	37

Net Loss Before Taxes	(670)	(723)	(3,091)	(1,907)
Income Tax Expense	0	0	0	0

Net Loss From Continuing Operations	$(670)	$(723)	$(3,091)	$(1,907)

Loss Per Share-Continuing Operations	$(0.07)	$(0.07)	$(0.31)	$(0.19)

Gain On Disposal of Discontinued Segment	0	0	0	351

Total Income From Discontinued Operations	$0	$0	$0	$351

Net Income per Share From Discontinued Operations	$0.00	$0.00	$0.00	$0.03

Net Loss	$(670)	$(723)	$(3,091)	$(1,556)

Net Loss Per Share, Primary and Fully Diluted	$(0.07)	$(0.07)	$(0.31)	$(0.15)

Weighted Average Common Shares-Primary and Fully Diluted	10,129	10,083	10,123	10,072

CONDENSED BALANCE SHEETS
(000’s )

	Sept. 30,	Dec. 31,
	2003	2002

Assets
Cash	$397	$2,563
Other current assets	1,717	2,762
Non current assets	578	546

Total Assets	$2,692	$5,871

Liabilities and Equity
Current liabilities	$797	$1,017
Deferred Revenue	423	355
Equity	1,472	4,499

Total Liabilities and Equity	$2,692	$5,871

###